Exhibit 10.13

Deferred Compensation Agreement – Directors

This Agreement made as of the 19th day of December, 2005 by and between The Wilber Corporation, a business corporation organized under the laws of the State of New York (hereinafter referred to as “Wilber”) and Alfred S. Whittet of 132 Forest Lane, West Oneonta, New York 13861 (hereinafter referred to as “Director”).

WHEREAS, Director serves Wilber and/or Wilber National Bank, a banking corporation organized under the laws of the State of New York (the “Bank”) as a director; and

WHEREAS, the Director is paid fees for attendance at meetings of the board directors (“Board Fees”) of Wilber and/or the Bank or for attendance at meetings of committees of the board of directors of Wilber and/or the Bank; and

WHEREAS, Wilber wishes to establish a deferred compensation plan for Director to provide Director with a means of saving and investing for future retirement.

1.               A Deferred Compensation Account (“Account”) shall be established for Director on the Wilber’s books for the benefit of Director.  The account shall be credited in an amount equal to amounts elected to be deferred by Director in accordance with Paragraphs 2 and 3 of this Agreement.

The amount credited to the Account shall not be held by Wilber in trust, escrow, or similar fiduciary capacity, and neither Director nor any legal representative shall have any right against Wilber with respect to any portion of the account, except as a general unsecured creditor of Wilber.

2.               The Director may elect to defer Board fees by completing and executing a Deferred Compensation Election – Form A in the form attached hereto which specifies the amount of the Director’s Board and Committee Fees to be deferred and the form of payment of amounts contributed by filing it with Wilber not less than ten (10) days prior to January 1st of the year in which such deferrals shall be made.  Deferrals to the Account will be credited monthly.

For the initial plan year, which shall commence on the effective date of this plan, and end on December 31, 2006, Director shall notify Wilber of the amount to be deferred for 2006 under this plan on or prior to the effective date hereof.  Director’s Board and Committee fees to which Director may be entitled shall be reduced at the Director’s option by the amount deferred.  An election to defer Board and Committee fees hereunder may be modified (including revocation) only as of the first day of a Plan Year.  No election, modification or revocation is permissible with respect to Board and Committee fees to which the Director may be entitled paid prior to the execution of Deferred Compensation Election Form.  This Agreement shall continue from year to year as modified hereunder until Director’s service is terminated by death, retirement, or for any other reason.

3.               The amount in the Account shall be deemed to have been invested and reinvested from time to time in a five (5)-year U.S. Treasury Note. The interest rate shall be set January 1 of each year and shall be equal to the published rate for the five (5)-year U.S. Treasury Note.

As of the first date on which all or an installment of deferred compensation becomes payable, and as of each subsequent date on which an installment is payable (hereinafter referred to as “installment payment dates”) the Account shall be valued by adding to the dollar amount credited to the Account the interest earned to the distribution date to ascertain the current account balance.   The amount of each installment of deferred compensation shall be determined by dividing the aggregate value of the Account by the number of installments remaining to be paid, including the installment then due.  As each payment is made the Account shall be charged with the amount of such payment, valued as of the installment payment date.  Director shall have the right to designate the manner in which each installment payment is to be charged to the Account by notice to Wilber prior to the installment payment date, but upon Director’s failure to do so, Wilber shall have the right to charge the Account, in dollars in the amount equal to the payment.

4.              Upon filing with Wilber, such “Deferred Compensation Election Form – Form A” shall be incorporated by reference herein.  This election of the form and timing of the distribution of the Account may not be changed once made and may not (i) change the form of payments that Director would otherwise receive in 2006 and (ii) may not cause a benefit to be paid to Director in 2006 that otherwise would have been made at a later time.

5.              Director shall have the right to designate a beneficiary to receive all or any part of Director’s Account, which may remain unpaid at Director’s death, such amounts to be paid as provided in Paragraph 6.  Such designation shall be effected by filing a written notification with Wilber, and may be changed from time to time by similar action.

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Effective January 1, 2005, such designation (or change in such designation) shall be made by filing a “Beneficiary Election Form – Form B” in the form attached hereto.

6.              Should Director select a form of payment other than a lump sum pursuant to Paragraph 2, and in the event of Director’s death after he has commenced receiving payments pursuant to Paragraph 2, payments in that amount shall continue as long as there is a balance in the Account to the person or persons specified in accordance with Paragraph 5.  In the event of Director’s death prior to Director commencing to receive payments pursuant to Paragraph 2, the person or persons specified in accordance with Paragraph 5 shall be paid in a lump sum, unless otherwise directed by Director prior to Director’s death.

7.              Neither Director nor Director’s duly designated beneficiary shall have any right to assign, transfer, pledge, encumber, or otherwise convey by Will or inter vivos instrument the right to receive any amounts of compensation which may become due hereunder, and any such attempt at assignment, transfer, pledge encumbrance, or other conveyance shall not be recognized by Wilber and will not be binding on Wilber.

8.              Any notice given under this agreement must be given by certified or registered mail to the respective party at the address set forth below, or to such substituted address as may be designated in any notice sent in accordance with this provision.

Corporate Secretary
The Wilber Corporation
245 Main Street
Oneonta, New York 13820-0430

9.              This agreement is made pursuant to a Deferred Compensation Plan maintained by Wilber, copies of which have been delivered to Director prior to the execution hereof.

10.            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, personal representative, successors and assigns.

  Wilber agrees that should its ownership in any manner be transferred or conveyed, whether by merger, reorganization, purchase of stock or assets, liquidation, dissolution, split-off, spin-off, or otherwise, that this Agreement shall survive, and be binding upon its successor, regardless of form.

11.            In the event Director incurs a financial hardship, Wilber, in its sole discretion, may distribute all or part of the amounts credited to Director’s account prior to the time such accounts would otherwise be payable under the terms of this Agreement.  Such accelerated distribution will be made only in the amount necessary to alleviate the financial emergency, including any amounts necessary to pay federal, state, or local income taxes reasonably anticipated to result from the distribution.  For the purpose this Paragraph 12, “hardship” shall mean a sever financial hardship to Director resulting form an illness or accident of Director, Director’s spouse or dependent (as defined in Section 152 (a) of the Code), loss of Director’s property due to casualty or other similar extraordinary an unforeseeable circumstances arising as a result of events beyond the control of Director.

12.            This Agreement shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE WILBER CORPORATION

By:	/s/ Robert D. Harder

/s/ Alfred S. Whittet
Director

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